Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 5 on Form S-1 to Form S-1 Registration Statement (File No. 333-136586) and related prospectus of our report dated August 10, 2010, relating to the consolidated financial statements of API Technologies Corp. as of and for the years ended May 31, 2010 and 2009 in this Post-Effective Amendment No. 5 on Form S-1 to Form S-1 Registration Statement (File No. 333-136586).

We also consent, to the reference to us under the caption “Experts” in this Post-Effective Amendment No. 5 on Form S-1 to Form S-1 Registration Statement (File No. 333-136586) and related prospectus.

/s/ WithumSmith+Brown, PC
New Brunswick, New Jersey
September 29, 2010